Gladstone Investment Corporation Reports Financial Results for the Fourth Quarter and Year Ended March 31, 2013

MCLEAN, Va., May 14, 2013 /PRNewswire/ -- Gladstone Investment Corporation (NASDAQ: GAIN) (the "Company") today announced earnings for its fourth quarter and fiscal year ended March 31, 2013. Please read the Company's Form 10-K filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.gladstoneinvestment.com.

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Summary Information: (dollars in thousands, except per share data):

	March 31, 2013	December 31, 2012	Change	% Change
For the Quarter Ended:
Total investment income	$10,476	$7,184	$3,292	45.8%
Total expenses	(4,629)	(3,232)	1,397	43.2
Net investment income	5,847	3,952	1,895	48.0
Net investment income per common share	0.22	0.15	0.07	46.7
Cash distribution per common share	0.15	0.15	—	—
Total realized (loss) gain	(6)	96	(102)	NM
Total unrealized appreciation	10,107	651	9,456	1,452.5
Net increase in net assets resulting from operations	15,948	4,699	11,249	239.4
Weighted average yield on interest-bearing investments	12.4%	12.7%	(0.3)%	(2.4)
Total dollars invested	$2,863	$17,675	$(14,812)	(83.8)
Total dollars repaid	4,105	11,148	(7,043)	(63.2)

As of:
Total investments at fair value	$286,482	$273,260	$13,222	4.8%
Fair value as a percent of cost	87.8%	84.5%	3.3%	3.9
Total net assets	$240,963	$229,070	$11,893	5.2
Net asset value per common share	9.10	8.65	0.45	5.2
Asset coverage ratio	272%	292%	(20)%	(6.8)
Number of portfolio companies	21	21	—	—

For the Year Ended:	March 31, 2013	March 31, 2012	Change	% Change
Total investment income	$30,538	$21,242	$9,296	43.8%
Total expenses	(14,050)	(7,499)	6,551	87.4
Net investment income	16,488	13,743	2,745	20.0
Net investment income per common share	0.68	0.62	0.06	9.7
Cash distribution per common share	0.60	0.61	(0.01)	(1.6)
Total realized gain	802	5,051	(4,249)	(84.1)
Total unrealized (depreciation) appreciation	(11)	3,172	(3,183)	NM
Net increase in net assets resulting from operations	17,279	21,966	(4,687)	(21.3)
Weighted average yield on interest-bearing investments	12.5%	12.3%	0.20%	1.6
Total dollars invested	$ 87,607	$ 91,298	$ 3,691	(4.0)
Total dollars repaid	28,424	27,185	1,239	4.5

As of:
Total investments at fair value	$286,482	$225,652	$60,830	27.0%
Fair value as a percent of cost	87.8%	84.7%	3.1%	3.7
Total net assets	$240,963	$207,216	$33,747	16.3
Net asset value per common share	9.10	9.38	(0.28)	(3.0)
Asset coverage ratio	272%	268%	4.0%	1.5
Number of portfolio companies	21	17	4	23.5

NM=Not Meaningful

Highlights for the Quarter: During the quarter ended March 31, 2013, the following significant events occurred:

  Portfolio Activity: The Company invested an aggregate of $2.9 million in five existing portfolio companies, through revolver draws.  Additionally, the Company recapitalized its investment in Galaxy Tool Holdings Corp. ("Galaxy"), converting $8.2 million of Galaxy preferred stock and its related $4.1 million in accrued dividends into a new $12.3 million senior subordinated debt investment through a non-cash transaction recognizing $4.1 million in dividend income related to this recapitalization. The Company also received an aggregate of $4.1 million in scheduled and unscheduled principal repayments from existing portfolio companies.
  Recurring Distributions:  The Company paid monthly cash distributions for each of January, February and March 2013 to common stockholders of $0.05 per common share and to preferred stockholders of $0.1484375 per preferred share for the Company's 7.125% Series A Cumulative Term Preferred Stock ("Term Preferred Stock").

Fourth Quarter 2013 Results: Net Investment Income for the quarters ended March 31, 2013 and December 31, 2012 was $5.9 million, or $0.22 per share, and $3.9 million, or $0.15 per share, respectively, an increase in Net Investment Income of 48.0%. The increase in Net Investment Income for the quarter ended March 31, 2013, as compared to the prior quarter, was primarily due to the $4.1 million of dividend income from the aforementioned Galaxy recapitalization, partially offset by an increase in the incentive fee expense by $0.9 million when compared to the prior quarter and $0.7 million in dividends received on preferred shares of Acme Cryogenics, Inc. in the prior quarter.

Net Increase in Net Assets Resulting from Operations for the quarters ended March 31, 2013 and December 31, 2012 was $15.9 million, or $0.60 per share, and $4.7 million, or $0.18 per share, respectively. The quarter over quarter change is primarily due to a larger amount of net unrealized appreciation in the fourth quarter as compared to the prior quarter and an increase in Net Investment Income as described above.

Fiscal Year End Results: Net Investment Income for the fiscal years ended March 31, 2013 and 2012 was $16.5 million, or $0.68 per share, and $13.7 million, or $0.62 per share, respectively, an increase in Net Investment Income of 20.0%. Net Investment Income increased primarily due to an increase in interest income on the Company's interest-bearing investments and an increase in other income, offset partially by increases in interest and dividend expenses, base management and incentive fee expense compared to the prior year. Interest income on debt investments increased $5.2 million, or 26.6%, primarily due to an increase in the weighted average principal balance of the Company's interest-bearing investments of $39.1 million for the year ended March 31, 2013, compared to the prior year. Other income from investments increased by $4.1 million from the prior year, due primarily to an increase in dividend income from the aforementioned Galaxy recapitalization.

Partially offsetting the increase in investment income was the payment of $2.8 million of dividends on the Company's Term Preferred Stock during the entire fiscal year 2013, compared to $0.2 million for a portion of the prior year. Additionally offsetting the increased investment income was an increase in the base management fee resulting from a larger portfolio and an increase in the incentive fee expense, resulting from an increase in the pre-incentive fee income as described above.

Net Increase in Net Assets Resulting from Operations for the fiscal years ended March 31, 2013 and 2012 was $17.3 million, or $0.71 per share, and $21.9 million, or $0.99 per share, respectively. The year-over-year change is primarily due to larger amount of realized gains and net unrealized appreciation in the prior year as compared to the current year, offset partially by the increase in Net Investment Income as described above.

Comments from the Company's President, Dave Dullum: "I am very pleased with the direction of our Company. Even though no new investments were made in the fourth quarter, we have been working very hard to position and improve our existing portfolio companies and we did close a new deal subsequent to our fiscal year end. Since late 2010, our origination efforts have been increased and as a result we have closed over $200 million in new investments and believe we will continue to make good investments at a steady pace over our fiscal year 2014 and beyond. With the significant net unrealized appreciation in our portfolio, income that we are able to generate from our substantial equity holdings and extension and expansion of our line of credit, we believe we are well positioned for the future."

Subsequent Events: After March 31, 2013, the following events occurred:

  New Investment:  The Company invested $17.7 million in a new Control investment, Jackrabbit, Inc. ("Jackrabbit"), through a combination of debt and equity.  Jackrabbit, headquartered in Ripon, California, is a manufacturer of nut harvesting equipment.
  Revolving Line of Credit Extension and Expansion: The Company amended its revolving line of credit to increase the net commitment amount from $60.0 million to $70.0 million and extend the maturity date to April 30, 2016. Subject to certain terms and conditions, the Company's line of credit may be expanded up to a total of $200.0 million through the addition of other lenders to the facility.  The Company incurred fees of $0.3 million in connection with this amendment.  All other terms of the line of credit remained generally unchanged.
  Distributions Declared:  Declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
April 22, 2013	April 30, 2013	$0.05	$0.1484375
May 20, 2013	May 31, 2013	0.05	0.1484375
June 19, 2013	June 28, 2013	0.05	0.1484375
Total for the Quarter		$0.15	$0.4453125

Conference Call for Stockholders: The Company will hold its earnings release conference call Wednesday, May 15, 2013, at 8:30 a.m. EDT. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through June 21, 2013. To hear the replay, please dial (877) 344-7529 and use conference number 10026577. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website through July 15, 2013.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 94 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The statements in this press release regarding the longer-term prospects of the Company and its management team may be deemed "forward-looking statements." These forward looking statements inherently involve risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. For a description of certain risks that the Company is or may be subject to, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (www.sec.gov). The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

To obtain a paper copy of the Form 10-K filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 200, McLean, VA 22102. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-K for the year ended March 31, 2013, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com.

CONTACT: Investor Relations, +1-703-287-5893